Exhibit (a)(4)

FUEL TECH, INC.

NOTICE OF GRANT OF EXCHANGE PROGRAM RESTRICTED STOCK UNITS

The Participant has been granted an award of Exchange Program Restricted Stock Units (the “Award”) pursuant to the Fuel Tech, Inc. Incentive Plan (the “FTIP”), each of which represents the right to receive on the applicable Settlement Date one (1) share of Common Stock of Fuel Tech, Inc., as follows:

Participant:

Date of Grant:
Number of Restricted Stock Units:	, subject to adjustment as provided by the Restricted Stock Units Agreement.
Settlement Date:	For each Restricted Stock Unit, except as otherwise provided by the Restricted Stock Units Agreement, the date on which such unit becomes a Vested Unit in accordance with the vesting schedule set forth below, unless deferred.
Vested Units:	Except as provided in the Restricted Stock Units Agreement and provided that the Participant’s Service has not terminated prior to the relevant date, on the second anniversary of the date of grant.
Superseding Agreement:	The terms and conditions of the foregoing Superseding Agreement to which the Participant is a party shall, notwithstanding any provision of the Restricted Stock Units Agreement to the contrary, supersede any inconsistent term or condition set forth in the Restricted Stock Units Agreement to the extent intended by such Superseding Agreement.

The Award has been granted in exchange for the options to purchase shares of the Company’s common stock tendered by the Participant for exchange pursuant to the Company’s Offer to Exchange Certain Outstanding Options for Restricted Stock Units (the “Exchange Offer”). The Award is in complete satisfaction of the rights of the Participant to be granted Restricted Stock Units by the Company in exchange for such tendered options pursuant to the Exchange Offer. Such tendered options have been cancelled, and the Participant has no further rights with respect thereto or in respect thereof.

The Company agrees that the Award is governed by this Notice and by the provisions of the FTIP and the Restricted Stock Units Agreement, both of which are made a part of this document. By accepting the Award, the Participant represents that the Participant has read and is familiar with the provisions of the FTIP and Restricted Stock Units Agreement and agrees that the Award is governed by this Notice and by the provisions of the FTIP and the Restricted Stock Units Agreement.

FUEL TECH, INC.

By:

Its:

Address:	27601 Bella Vista Parkway
Warrenvillle, IL 60555

ATTACHMENTS:  FTIP, as amended to the Date of Grant; Restricted Stock Units Agreement and FTIP Prospectus